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Exhibit 10.12 (3)
                              Employment Agreement



         This Employment Agreement (this "Agreement") is made as of April 22, 1998 by and between CyberMedia Inc., with offices at 2850 Ocean Park Boulevard, Santa Monica, CA 90405 (the "Company"), and Jim Tolonen, with an address of 3911 Spray Lane, Malibu, CA 90265 ("Executive").

         1.       Employment and Term.

                  Effective from and after April 22, 1998 (the "Effective Date"), the Company hereby employs Executive, and Executive hereby accepts employment by the Company, on the terms and subject to the conditions set forth in this Agreement, until such time as Executive or the Company shall terminate such employment in accordance with the terms and conditions herein (such period of time, the "Term of Employment"). The Company acknowledges and understands that prior to May 1, 1998, Executive will be available on a limited, part-time basis in deference to his obligations to and his transition from his prior employer.

         2.       Duties; Location of Employment.

                  (a) During the Term of Employment, Executive shall serve on a full-time basis as the Company's President and Chief Operating Officer. In such capacity, Executive shall report to, and have such responsibilities and duties with respect to the Company's business as may be required of him by the Company's Chief Executive Officer ("CEO") or, in the absence of a CEO, the Company's Board of Directors (the "Board"). Executive currently serves on the Board. During the Employment Term, the Company shall use its best efforts to nominate and elect Executive as a director, and Executive shall serve in such capacity without additional consideration. Executive shall serve the Company faithfully and to the best of his ability in such capacities, devoting his full business time, attention, knowledge, energy and skills to such employment; provided, however, the Company acknowledges that Executive may serve on the board of directors of other companies with the prior approval of the Board. Executive shall travel as reasonably required in connection with the performance of his duties hereunder.

                  (b) Executive's services shall be rendered principally at the current offices of the Company located at 2850 Ocean Park Boulevard, Santa Monica, CA 90405.

         3.       Compensation and Benefits.

                  As full and complete compensation to Executive for the performance of the services required hereunder, the Company shall pay, grant or provide Executive, and Executive agrees to accept, the following salary and other compensation and benefits:

                  (a) A base salary, payable in accordance with the Company's standard payroll practices for senior executive employees, but not less frequently than monthly, at an annual rate of $250,000 ("Base Salary").

                   (b) The right to participate in any medical, dental, disability, insurance, retirement, savings, vacation, sick leave or other plans or programs established for the benefit of the Company's key senior executive employees.

                  (c) Prompt reimbursement for all reasonable business-related expenses incurred by Executive in accordance with the policies and procedures of the Company as in effect from time to time with respect to other key senior executives.

                  (d) Paid vacation in accordance with the policies of the Company as in effect from time to time with respect to other key senior executives.

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                  (e)  Non-qualified  stock  options (the  "Options") to acquire four hundred six thousand (406,000) shares of the common stock of the Company (the "Common Stock"), on terms substantially similar to those applicable to options granted under the Company's Amended 1993 Stock Option Plan (the "Option Plan") and standard form of stock option agreement, as modified by this Agreement. The Options shall be granted, and vesting thereof shall commence, as of the Effective Date. The Options shall have an exercise price equal to the fair market value of Common Stock as of the Effective Date as determined by the Board as to one hundred thousand (100,000) of the Option shares, and $10 per share as to three hundred six thousand (306,000) of the Option shares. Except as otherwise provided herein, the Options shall vest on a monthly basis over a forty-eight (48) month period, subject to Executive's continued service to the Company.

                  (f) Within thirty (30) days of the Effective Date, the Company shall pay Executive a bonus of $227,500. Provided Executive remains an employee of the Company on the first anniversary of the Effective Date, the Company shall pay Executive a bonus of $200,000 within fifteen (15) days of such anniversary. Provided Executive remains an employee of the Company on the second anniversary of the Effective Date, the Company shall pay to Executive a bonus of $200,000 within fifteen (15) days of such anniversary. Notwithstanding the foregoing, in the event Executive becomes entitled to benefits under Section 4(d) or Section 4(g), the Company shall pay to Executive the bonuses described in this Section 3(f) to the extent not previously paid. Any bonuses payable hereunder shall be subject to applicable tax withholding.

                   (g) The Executive shall be eligible to receive for each annual period during the Term of Employment commencing January 1 and ending December 31, beginning January 1, 1999 (the "Bonus Period"), an annual bonus (the "Annual Bonus") of up to one hundred percent (100%) of Executive's Base Salary (the "Target Bonus"), to be earned based upon attainment of performance goals and objectives to be determined by the Board on or before January 1 of each such year during the Term of Employment. For the period beginning with the Effective Date and ending on June 30, 1998, Executive shall be eligible to receive a bonus (the "Initial Bonus") of $42,000 based on performance goals and objectives to be determined by the Board on or before June 1, 1998. For the period beginning July 1, 1998 and ending December 31, 1998, Executive shall be eligible to receive a quarterly bonus of $62,500 for each of the fiscal quarters beginning July 1, 1998 and October 1, 1998, (the "Quarterly Bonus") to be earned upon attainment of performance goals and objectives to be determined by the Board on or before the beginning of each such quarter. The Initial Bonus and Quarterly Bonus, if any, shall be paid within 60 days after the close of the applicable fiscal quarter. The Annual Bonus, if any, shall be paid no less frequently than once each year within 60 days after the Bonus Period.

                  (h) The right, exercisable for 30 days after the Effective Date, to purchase on terms substantially similar to those applicable to stock purchase rights under the Option Plan and standard form of restricted stock purchase agreement up to one hundred thousand (100,000) shares of Common Stock, at a price of $6.375 per share (the "Restricted Stock"). Executive may purchase the Restricted Stock with a full recourse promissory note (the "Note"). The Note shall accrue interest semi-annually at the "applicable federal rate" (within the meaning of Section 1274(d) of the Code), and shall be subject to repayment in accordance with Section 5 below. Restricted Stock shall vest on a monthly basis over a thirty-six (36) month period commencing on the Effective Date, subject to Executive's continued service to the Company or as otherwise provided herein, with 2,777 shares of Restricted Stock to vest each month during such thirty-six
(36) month period except for the last month of such thirty-six (36) month period in which 2,805 shares of Restricted Stock shall vest, subject to earlier vesting, if any, if either of the following events or conditions occurs or is satisfied during the Term of Employment: (x) the average closing stock price of the common stock of the Company on the Nasdaq National Market exceeds fifteen dollars ($15) for any twenty (20) consecutive trading days, or (y) the Company recognizes a Net Profit for two fiscal consecutive quarters (the "Net Profit Period"). For purposes of this Agreement, the Company shall have recognized a "Net Profit" for the Net Profit Period if, with respect to each fiscal quarter in the Net Profit Period, (x) the Company has net revenues in excess of $16 million for each such fiscal quarter as reported in the Company's consolidated statement of operations ("Statement of Operations") in the Company's Form 10-Q for the quarter then ended or the Company's annual report on Form 10-K for the year then ended, as the

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case  may  be  (the "SEC  Reports"),  and (y)  the   Company's  earnings  before
interest and taxes for each such fiscal quarter ("EBIT") are in excess of 5% of the net revenues of the Company for such fiscal quarter as reported in the Statement of Operations in the Company's SEC Reports; provided, that, EBIT for any particular fiscal quarter shall be determined without giving effect to Executive's right to the bonus described in Section 3(f).

                  (i) The Company shall pay premiums during the Term of Employment required to be paid in order to maintain a life insurance policy on the life of Executive with $2 million of benefits payable upon Executive's death to a beneficiary or beneficiaries designated by Executive. Upon termination of this Agreement, the Company shall be entitled to withdraw from the cash surrender value of such policy, to the extent available, an amount equal to the insurance premiums paid by the Company.

                   (j) The Company will pay or reimburse Executive, as the case may be, for the following costs and expenses incurred in connection with Executive's and his family's relocation to Santa Monica, California; (i) Executive's reasonable and prudent moving expenses to a Santa Monica, California residence; (ii) Executive's reasonable and prudent rental expenses for a Santa Monica, California interim residence for a period of up to 270 days from the Effective Date; (iii) the reasonable and prudent travel expenses incurred by the Executive arising out of personal visits to Los Gatos, California until his family relocates to the Santa Monica, California area; (iv) the reasonable closing costs, such costs not to include any financing points, arising out of Executive's sale of his Los Gatos, California residence and purchase of a Santa Monica, California area residence; and (v) all other reasonable and prudent one-time direct costs of relocation (but not including any loss on the sale of the Los Gatos, California residence). Notwithstanding the foregoing, the Company's obligation to pay or reimburse Executive for such expenses shall not exceed $75,000.

         4.       Termination.

                  (a) Disability.  In the event of the permanent  disability (as hereinafter defined) of Executive during the Term of Employment, the Company shall have the right, upon written notice to Executive, to terminate Executive's employment hereunder, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination, (i) the Company shall have no further obligations hereunder, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination, (B) a lump sum amount equal to Executive's then annual Base Salary, (C) a pro rata portion of Executive's Quarterly Bonus or Target Bonus, as applicable, and (D) all reasonable unreimbursed business-related expenses, and (ii) Executive shall have no further obligations hereunder other than those provided for in Sections 6 and 7 hereof. All amounts payable to Executive pursuant to this Section 4(a) shall be payable within 30 days following the effectiveness of the termination of Executive's employment. For purposes of this paragraph, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders Executive incapable in any material respect of performing the services required of him in accordance with his obligations under Section 2 for a period of 120 days, consecutive or otherwise, in any 360-day period.

                  (b) Death. In the event of the death of Executive during the Term of Employment, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other legal representative, subject to applicable withholding, (A) all amounts of Base Salary accrued but unpaid, at the date of death, (B) a pro rata portion of Executive's Quarterly Bonus or Target Bonus, as applicable, and (C) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 4(b) shall be payable within 30 days following the date of death.

                   (c) Cause. The Company shall have the right, upon written notice to Executive, to terminate Executive's employment under this Agreement for Cause (as hereinafter defined); provided, however, that the Company shall not terminate Executive's employment for Cause unless the Company shall first have given Executive written notice of the Company's intention to do so, which written notice shall specify the particular breaches, acts or failures to act constituting the basis for such termination and

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shall offer  Executive  an opportunity,  within 20 days of  the receipt  of such notice, to meet with the Board to defend such breaches, acts or failures to act and/or to cure any such breaches or acts which are possible to cure. In the event of a termination for Cause, this Agreement shall terminate and Executive shall be removed from office effective as of the date specified by the Company in the notice (subject to the 20-day period referred to above) and (i) the Company shall have no further obligations hereunder, except to pay all amounts of Base Salary, reimburse all reasonable unreimbursed business-related expenses and pay and provide all other benefits accrued to the date of termination and
(ii) Executive shall have no further obligations hereunder except for those provided for in Sections 6 and 7 hereof; provided, however, that nothing contained in this Section 4(c) shall constitute a waiver or release by the Company of any rights or claims it may have against Executive for actions or omissions which give rise to a termination under this Section 4(c).

                  For purposes of this Agreement, the term "Cause" shall mean:

                           (i)   any act of fraud, embezzlement or dishonesty on
the part of Executive with respect to the Company or any of its affiliates;or

                           (ii)  any  material  breach  by  Executive  of  his
obligations under Sections 6 or 7 hereof; or

                           (iii)    conviction of Executive of any felony; or

                           (iv) a material  breach of, or the failure or refusal
by Executive  to  perform and  discharge, Executive's duties,   responsibilities
and obligations under this Agreement (it being understood that no action or failure to act by Executive shall be considered to be Cause if such action or failure to act shall have been taken by Executive in good faith).

                  (d) Without Cause. The Company shall have the right, upon written notice to Executive, to terminate Executive's employment under this Agreement without Cause, in which case this Agreement shall terminate on the date specified in such notice. The Company thereafter shall have no further obligations hereunder, except (subject to applicable withholding) to (i) pay all amounts of Base Salary accrued, but unpaid, to the date of termination, (ii) pay an additional amount equal to the sum of (A) Executive's annual Base Salary and
(B) Executive's Target Bonus for the fiscal year in which such termination occurs, and (iii) reimburse all reasonable unreimbursed business-related expenses. In addition, in the event Executive's employment is terminated by the Company without Cause, all Options which would have vested had Executive remained employed by the Company for a twelve month consecutive period after the date of such termination and Restricted Stock that remains unvested as of such date of termination shall automatically and immediately vest upon such termination, in all cases subject to applicable tax withholding. For purposes of this Section 4(d), Executive's employment will be considered to have been terminated by the Company without Cause in the event Executive voluntarily resigns his employment with the Company because of (i) a material adverse change in his position with the Company which materially reduces his responsibility, without Cause and without Executive's written consent; or (ii) a material reduction in Executive's compensation without his written consent.

                  (e) Voluntary Termination. Executive may voluntarily terminate his employment with the Company at any time upon at least 30 days prior written notice, in which case this Agreement shall terminate on the 30th day from such notice or such longer period as may be consented to by the Company. Upon termination, the Company shall have no further obligations hereunder, except to pay all amounts of Base Salary accrued, but unpaid, at the effective date of voluntary termination, and all reasonable unreimbursed business-related expenses, if any.

                   (f) Plan Benefits. Upon any termination of Executive's employment hereunder, the Company shall pay Executive the amounts and shall provide all benefits generally available upon termination under any employee benefit plans, policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices.

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                  (g) Change of Control. In the event (i) of a Change of Control of the Company during the six-month period immediately after the Effective Date (the "Initial Period") and (ii) within twelve months after such Change of
Control  either  Executive   voluntarily   resigns  or  the  Company  terminates
Executive's employment other than for Cause, then (A) the Company shall pay Executive an amount equal to 300% of Executive's annual Base Salary less any amounts of the Target Bonus, Initial Bonus and Quarterly Bonus earned or paid with respect to the Company's fiscal year in which such termination occurs, and
(B) all Options which would have vested had Executive remained employed by the Company from the Effective Date through and until twenty-four consecutive months after the Effective Date and Restricted Stock that remain unvested as of such
date  of  termination  shall   automatically  and  immediately  vest  upon  such
termination,  in all cases subject to applicable tax  withholding.  In the event
(i) of a Change of Control of the Company at any time after the Initial Period and (ii) within twelve months after such Change of Control Executive either voluntarily resigns or the Company terminates Executive's employment other than for Cause, then (A) the Company shall pay Executive an amount equal to 200% of the Executive's annual Base Salary, and (B) all Options which would have vested had Executive remained employed by the Company for an eighteen month period after the date of such termination and Restricted Stock that remain unvested as of such date of termination shall automatically and immediately vest upon such termination, in all cases subject to applicable tax withholding. In the event of a Change of Control of the Company at a value (the "Transaction Value") that equals or exceeds $20 per share of Company common stock (as determined by the Board, in its discretion), Executive's Options shall vest as follows (in addition to any accelerated vesting provided above): if the Transaction Value is less than $30 per share, then the Options shall vest as though Executive had remained employed by the Company for an additional 12 months; if the Transaction Value equals or exceeds $30 per share, then Executive's Options shall fully vest.For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the closing of (i) a merger, reorganization or consolidation of the Company with or into any other corporation or other entity, or sale of all or substantially all of the assets of the Company, unless the stockholders of the Company immediately prior to such transaction hold at least 50% of the total voting power represented by the voting securities of the entity surviving such merger, reorganization or consolidation (or its parent), or the entity purchasing such assets (or its parent), or (ii) upon a sale or transfer of more than 50% of the Common Stock of the Company to a person or persons acting as a group, which person or group is not controlled directly or indirectly by the Company, in a single transaction or series of related transactions.

         5.       Repayment of Note.

                  Executive's Note (as described in Section 3(h)), shall be due and payable in full, together with any accrued but unpaid interest, on the third anniversary of the Effective Date, subject to earlier prepayment voluntarily by Executive or as follows:

                  (a) The principal amount of the Note, together with any accrued but unpaid interest, shall be due and payable in full within ninety (90) days of the date Executive's employment with Company (or its successor) terminates for any reason, but only if such termination occurs more than ninety
(90) days before the third anniversary of the Effective Date.

                   (b) Within thirty (30) days of receiving any bonus as provided in Section 3(f), Executive shall pay to the Company an amount equal to the bonus amount, net of applicable tax withholding.

         6.       Confidentiality; Ownership.

                  (a) During the Term of Employment and thereafter, Executive shall keep secret and retain in strictest confidence and not use or disclose, furnish or make accessible to anyone outside the Company and any of its affiliates, directly or indirectly, or use for the benefit of himself or others except in connection with the business of the Company and the business of any of its subsidiaries or affiliates, any Protected Information. The term "Protected Information" shall mean trade secrets, confidential or proprietary information and all other knowledge, technology, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries

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or  affiliates,  whether in  tangible  or  intangible  form,  pertaining  to the business of the Company or any of its subsidiaries or affiliates, including, but not limited to, research and development operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products and services (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customers and suppliers (including identities of customers and prospective customers and suppliers, identities of individual contacts at business entities which are customers or prospective customers or suppliers, preferences, businesses or habits), and business relationships; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of this Section 6.

                   (b) Executive acknowledges that all developments, inventions (whether patentable or otherwise), discoveries, improvements, patents, trade secrets, copyrights, designs, reports, works of authorship, computer software, flow charts and diagrams, procedures, data, documentation and writings and applications thereof relating to the business of the Company or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, Executive may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment, or has conceived, created, made, developed, reduced to practice or acquired prior to the Term of Employment (collectively, the "Developments") are, shall remain, and shall be the sole and exclusive property of the Company, and Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments. Executive shall promptly and fully disclose all future material Developments to the Board and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof, except for Executive's appointment book, daily planner or similar organizational or scheduling notes) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the business of the Company or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiary or affiliate and shall be delivered to the Company or such subsidiary or affiliate promptly upon the termination of the Term of Employment.

                  (c) The provisions of this Section 6 shall, without any limitation as to time, survive the expiration or termination of Executive's employment hereunder, irrespective of the reason for any termination.

         7.  Covenant-Not to Solicit.  Executive agrees that for a period of one
(1) year following any termination of the employment of Executive with the Company, Executive will not, directly or indirectly, without the prior written consent of the Company: solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his or her employment by the Company or such subsidiary or affiliate to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate, or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or hire any such employee, consultant, agent or independent contractor or authorize or assist in the taking of any such actions by any third party.

         8. Rights  Regarding  Salary and  Benefits.  The right of  Executive to
participate  in  plans  and  programs,  and  to  receive  salary,   benefits  or
reimbursement from the Company pursuant to the terms of this Agreement shall not be affected by or subject to (i) any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive (other than in respect of debts for money owed by Executive to the Company), or (ii) any insolvency, bankruptcy, reorganization or similar proceedings by or against the Company.
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         9.  Survivorship.  The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations pursuant to Sections 6 and 7, shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

         10. Specific Performance. Executive acknowledges that the services to be rendered by Executive are of a special, unique and extraordinary character and, in connection with such services, Executive will have access to confidential information vital to the Company's Business and the businesses of its subsidiaries and affiliates. By reason of this, Executive consents and agrees that if Executive violates any of the provisions of Sections 6 or 7 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that money damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Sections 6 or 7 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

         11. Deductions and Withholding; Expenses. Executive agrees that the Company and/or its subsidiaries or affiliates shall withhold from any and all compensation paid to and required to be paid to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by Executive.

         12. Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent-breach by the Company.

         13. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of California applicable to agreements made and to be performed entirely therein.

         14.      Assignability; Successors.

                  (a) The obligations of Executive may not be delegated and, except as expressly provided in Section 4(b) relating to the designation of beneficiaries, Executive may not, without the Company's prior written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Notwithstanding the foregoing, Executive may transfer his Options and Restricted Stock to his immediate family members or to a family trust or family partnership, subject to the terms and conditions of the Option Plan, as modified by this Agreement.

                  (b) The Company and Executive agree that this Agreement and each of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and binding upon any Successor to the Company.

                  (c) The term "Successor" shall mean any corporation or other business entity which succeeds to the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise.

         In the event that another corporation or other business entity becomes a Successor of the Company, then the Successor shall, by an agreement in form and substance reasonably satisfactory to Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no successor.

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
         15.      Change of Control Payments.

                   (a) Notwithstanding anything to the contrary contained herein (including, without limitation, in Section 4(g) hereof), in the event that any payment or benefit received or to be received by Executive in connection with a termination of Executive's employment with the Company (collectively, the "Severance Payments") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any similar or successor provision to 280G and (ii) but for this
Section 15(a), be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the "Excise Tax"), then such Severance Payments (which Severance Payments shall collectively be referred to herein as the "Severance Parachute Payments")shall be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. In the event any reduction of benefits is required pursuant to this Agreement, Executive shall be allowed to choose which benefits hereunder are reduced (e.g., reduction first from the Severance Payment, then from the vesting acceleration). If the Internal Revenue Service (the "IRS") determines that a Severance Parachute Payment is subject to the Excise Tax, then the Company may seek to enforce the provisions of Section 15(b) hereof. Such enforcement of Section 15(b) hereof shall be the only remedy, under any and all applicable state and federal laws or otherwise, for Executive's failure to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax.

                  (b) If, notwithstanding the reduction described in Section 15(a) hereof, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of a Severance Parachute Payment, then Executive shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the "Repayment Obligation") an amount of money equal to the "Repayment Amount." The Repayment Amount with respect to a Severance Parachute Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net proceeds with respect to any Severance Parachute Payment (after taking into account the payment of the Excise Tax imposed on such Severance Parachute Payment) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to a Severance Parachute Payment shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Severance Parachute Payment. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, Executive shall pay the Excise Tax. The Repayment Obligation shall be performed within 30 days of either
(i) Executive's entering into a binding agreement with the IRS as to the amount of Executive's Excise Tax liability or (ii) a final determination by the IRS or a court decision requiring Executive to pay the Excise Tax with respect to such a Severance Parachute Payment from which no appeal is available or is timely taken.

         16. Severability; Blue-Pencilling. If any provision (or any part thereof) of this Agreement, including Sections 6 and 7, as applied to either party or to any circumstances, shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement.

         If any of the provisions of Sections 6 or 7, or any part thereof, are determined to be unreasonable because of the duration of such provision or the geographic scope thereof, the court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined.

         17. Notices. All notices to the Company or Executive permitted or required hereunder shall be in writing, shall refer to this Agreement and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

                  (a)      if to the Company to:

                                    CyberMedia, Inc.
                                    2850 Ocean Park Boulevard
                                    Santa Monica, CA  90405

                                    Attention:  General Counsel
                                    Telephone: (310) 664-5000
                                    Facsimile: (310) 581-4720

                  (b)      if to Executive to:

                                    3911 Spray Lane
                                    Malibu, CA  90265

                  Any party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if sent by certified or registered mail, 3 days after deposit (postage prepaid) with the U.S. mail service; if sent by courier service providing for next day delivery, the next business day following deposit with such courier service; and if telecopied, when telecopied.

         18. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19. Entire Agreement. This Agreement together with any other agreement expressly referred to herein embodies the entire agreement of the parties and supersedes all prior agreements and understandings of the parties with respect to Executive's employment between the Company and Executive. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         In Witness Whereof, the parties hereto have duly executed this Agreement as of April 22,1998.

                               CyberMedia, Inc.


                      By:      /s/ Suhas Patil
                               ---------------------
                               Name:  Suhas Patil
                               Title: Compensation Committee, Board of Directors


                               /s/ James R. Tolonen
                               ---------------------
                               James R. Tolonen







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